FOR IMMEDIATE RELEASE

Date:	January 23, 2012
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS INCREASE IN ANNUAL NET INCOME

Porterville, CA – January 23, 2012 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the year ended December 31, 2011. Sierra Bancorp recognized net income of $7.780 million for the year in 2011, an improvement of $417,000, or 6%, relative to net income in 2010. The increase over the prior year is primarily the result of a reduced loan loss provision and a drop in overhead expense, which helped offset declining net interest income, lower deposit service charges, and a lower level of net gains on investment securities. While the Company’s return on average assets increased slightly for 2011, to 0.59%, its 4.73% return on average equity and $0.55 in diluted earnings per share both experienced a slight decline relative to 2010 due to a stronger level of average equity in 2011. For the fourth quarter of 2011 Sierra Bancorp had net income of $1.541 million, an annualized return on average equity of 3.67%, and a return on average assets of 0.46%. Significant income statement events during the fourth quarter of 2011 include $2.529 million in write-downs on other real estate owned (OREO), and a $1.370 million other-than-temporary impairment (OTTI) charge against equity investment securities which was offset by $1.660 million in gains taken on the sale of mortgage-backed securities.

Notable balance sheet changes in 2011 include the following: Gross loan balances declined by $47 million, or 6%; investment securities and fed funds sold increased by $75 million, or 23%; cash and due from banks increased by $21 million, or 49%; core non-maturity deposits grew $57 million, or 8% (although there was a shift from money market deposits into our new interest-bearing business demand deposit product); customer time deposits show a decline of $38 million, or 10%; the Company added $15 million in longer-term wholesale-sourced brokered deposits; and non-deposit borrowings increased by $6 million. Nonperforming assets increased by $5 million, or 7%, and performing restructured troubled debt balances increased by $24 million, or 189%, as we continue to work with borrowers to resolve potential problem credits in the manner most beneficial to the Company. The Company’s allowance for loan and lease losses was 2.28% of total loans at December 31, 2011, a drop from 2.62% at the end of 2010 primarily because of write-downs on certain impaired real estate loans against pre-established specific reserves.

“We were pleased to end 2011 with an increase in net income relative to the prior year, the first such increase since 2007,” reported James C. Holly, President and CEO. “The fourth quarter of 2011 presented sizeable challenges, namely the OTTI charge on our equity investments, some large OREO write-downs and an increase in nonperforming assets. We were fortunately able to offset some of the sting with investment gains, a lower loan loss provision, and solid growth in core deposits,” Holly noted. “Our performance for the year also brought the issue of loan growth to the forefront, and we’re fully aware of the impact of declining loan balances on our net interest margin and net interest income,” he added. “To address this issue we have supplemented our Agricultural lending group and intensified our Ag lending efforts, hired a capable manager who is working to increase our mortgage warehouse lending, and renewed our focus on branch lending, with enhanced calling plans and prospect reporting to help stimulate additional local business lending. The fact that outstanding loan balances did not decline during the fourth quarter is perhaps evidence that this three-pronged approach is beginning to have an impact,” Holly concluded.

Sierra Bancorp Financial Results

January 23, 2012

Financial Highlights

Net interest income fell by $754,000, or 6%, for the fourth quarter of 2011 relative to the fourth quarter of 2010, and dropped by $3.225 million, or 6%, for the year ended December 31, 2011 relative to the year ended December 31, 2010. The decline for the quarter is the result of a 39 basis point drop in the Company’s net interest margin, partially offset by a $35 million increase in average interest-earning assets. For the comparative years, the reduced level of net interest income is due to a 31 basis point net interest margin decline partially offset by a $12 million increase in average interest-earning assets. Negative factors impacting the Company’s net interest margin in 2011 include a shift from average loan balances into lower-yielding investment balances, and lower loan yields resulting from increased competition for quality loans. However, these negatives were partially offset by a reduced reliance on interest-bearing liabilities resulting from increases in the average balances of non-interest bearing demand deposits and equity, and a shift in average balances from time deposits and non-deposit borrowings into lower-cost core deposits. Also impacting the variances in the Company’s net interest margin were interest reversals on loans placed on non-accrual, and interest recoveries resulting from the favorable resolution of loans that were removed from non-accrual status. Net interest reversals totaled $44,000 in the fourth quarter and $189,000 for the year in 2011, while there were net interest recoveries of $99,000 in the fourth quarter and net interest reversals of $566,000 for the year in 2010. Management has concluded that the Company’s net interest margin could continue to experience slight contraction due to heightened competitive pressures on loan yields, and that effect will be exacerbated if the negative trend in loan balances is not reversed.

The Company’s loan loss provision was reduced by $1.000 million, or 29%, in the fourth quarter of 2011 relative to the fourth quarter of 2010, and by $4.680 million, or 28%, for the comparative years. The loan loss provision has been utilized to provide specific reserves for impaired loans and to replenish reserves subsequent to loan charge-offs in 2011. Net loans charged off totaled $5.609 million in the fourth quarter and $15.855 million for the entire year in 2011, while net loans charged off in 2010 totaled $2.096 million for the fourth quarter and $19.257 million for year. The loan loss provision declined despite the increase in net loan charge-offs for the comparative quarters, because many of the charge-offs in the fourth quarter of 2011 were against previously-established specific reserves for certain impaired real estate loan balances.

Income derived from service charges on deposits declined by $260,000, or 10%, in the fourth quarter of 2011 relative to the fourth quarter of 2010, and by $1.669 million, or 15%, for the year-over-year comparison. The drop was centered in overdraft income, with returned item and overdraft charges falling by $333,000, or 18%, for the fourth quarter, and by $1.892 million, or 23%, for the year. The drop in overdraft income is a function of changing regulatory expectations and the associated promulgation of new guidance, which has led to successive procedural and fee adjustments at the Bank. Partially offsetting the decline in overdraft income were increases in fees recently implemented for higher risk deposit accounts, totaling $166,000 in the fourth quarter and $169,000 for the year in 2011.

There were no material changes in loan sale income for the comparative periods. However, as noted above, we took an OTTI charge of $1.370 million on our equity investment securities and realized a $1.660 million gain on the sale of mortgage-backed securities in the fourth quarter of 2011, and the comparative annual results were also impacted by a $2.639 million gain on the sale of investments realized in the third quarter of 2010. The referenced equity securities, comprised primarily of investments in five different financial institutions, were previously carried on the Company’s books at their market values with mark-to-market adjustments applied directly to equity, the standard accounting convention for available-for-sale securities. Since the equities were in continuous unrealized loss positions since mid-2008 and the near-term prospect of price recovery has become increasingly uncertain, the Company was required to take the OTTI charge in the fourth quarter of 2011 by marking those securities to their current carrying values as a loss through earnings.

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Sierra Bancorp Financial Results

January 23, 2012

Other non-interest income increased by $1.244 million, or 508%, for the quarter, and by $773,000, or 20%, for the year. This increase was primarily due a net gain of $118,000 on the sale of OREO in the fourth quarter of 2011 relative to a net loss of $1.089 million on OREO sales in the fourth quarter of 2010, and a net loss of only $451,000 on OREO for the year in 2011 relative to a loss of $1.536 million in 2010. Adding to this were favorable variances in other non-interest income categories, including debit card interchange income and merchant fees. Partially offsetting these positive developments for the year-over-year comparison was a drop in bank-owned life insurance (BOLI) income of $448,000, resulting mainly from a $92,000 loss on BOLI associated with deferred compensation plans in 2011 relative to gains of $352,000 in 2010. Income on operating leases was also lower, dropping by $66,000 for the quarter and $397,000 for the year.

With regard to non-interest expense, salaries and benefits declined by $449,000, or 8%, for the fourth quarter of 2011, and by $200,000, or 1%, for the year. The primary variances in salaries and benefits for the quarterly comparison were a lower bonus accrual due to the partial reversal of accrued bonuses in the fourth quarter of 2011, and an increase in the level of salaries that are directly related to successful loan originations and are thus deferred and amortized over the life of the related loans. For the comparative years, the bonus accrual actually increased in 2011 relative to 2010, as did stock option expense, but these increases were more than offset by a drop in regular salaries, an increase in the deferral related to successful loan originations, and a drop in deferred compensation expense due to losses on deferred compensation plans in 2011 (related to the reduction in BOLI income discussed above). Occupancy expense increased by $63,000, or 4%, in the fourth quarter of 2011 compared to the fourth quarter of 2010 due primarily to higher depreciation charges, but reflects a decline of $282,000, or 4%, for the year due to lower maintenance/repair costs and cost reductions associated with the January 2011 closure of a branch with a relatively costly lease.

Other non-interest expenses increased by $1.902 million, or 39%, for the fourth quarter of 2011 relative to the fourth quarter of 2010, but fell by $2.493 million, or 11%, for the year in 2011 relative to 2010. A primary reason for both the quarterly and annual variances is OREO write-downs. OREO write-downs were $1.956 million higher for the quarterly comparison, mainly as the result of a significant charge against the Company’s single largest OREO property subsequent to the receipt of an updated appraisal in the fourth quarter of 2011, but write-downs declined by $861,000 on a year-to-date basis due to the relatively high level recorded in the third quarter of 2010. OREO operating expenses were also lower for both the quarterly and annual comparisons, declining by $72,000 for the fourth quarter and by $427,000 for the year in 2011. Also included in credit costs is a non-recurring accrual of $240,000 in the fourth quarter of 2011, for potential expenses related to leases. The Company’s FDIC assessment reflects declines of $208,000 for the fourth quarter and $900,000 for the year in 2011, due to the FDIC’s implementation of a new rate structure in 2011 and as a reflection of the Company’s reduced risk profile. Moreover, deferred compensation accruals for the Company’s directors dropped by $213,000 for the year in 2011, due to losses on directors’ deferred compensation plans in 2011 relative to gains in 2010. Also impacting quarterly and annual variances in other non-interest expenses in 2011 were an increase in marketing costs, higher debit card processing costs associated with increased activity, lower costs associated with online-only deposit accounts, and $181,000 in non-recurring vendor credits for prior-year overcharges on processing software which were received in the first quarter of 2011.

The Company had a negative provision for income taxes in both the fourth quarter of 2011 and the fourth quarter of 2010. The income tax provision represents 7% of pre-tax income for the entire year in 2011, while a negative provision helped boost net income for the year in 2010. The negative provision for the applicable periods is the result of a high level of tax credits relative to our pre-credit tax liability, as calculated for book purposes. The higher tax accrual in 2011 is primarily the result of a drop in tax-exempt BOLI income, and an increase in taxable income relative to the Company’s available tax credits. Tax credits include those related to investments in low-income housing tax credit funds, as well as hiring tax credits.

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Sierra Bancorp Financial Results

January 23, 2012

Balance sheet changes during the year ended December 31, 2011 include an increase in total assets of $49 million, or 4%, due to growth in investment securities and an increase in cash and balances due from banks, partially offset by lower loan balances. Surplus liquidity was generated during the period from growth in deposits and loan runoff, and much of that liquidity was deployed into agency-issued mortgage-backed securities and municipal bonds, hence the $75 million increase in investment balances. The increase in investment balances would have been even higher if not for the sale of $43 million in mortgage-backed securities during the fourth quarter of 2011, for a net gain on sale of $1.660 million. The $21 million increase in cash and balances due from banks was primarily from an increase in interest-bearing balances at the Federal Reserve Bank, due again to excess liquidity.

Gross loan and lease balances declined $47 million, or 6%, during 2011, although the decline occurred during the first three quarters of the year and outstanding balances at year-end were about the same as at the end of the third quarter. Runoff in the normal course of business, prepayments, transfers to OREO, and charge-offs have reduced loan balances in recent periods, and weak loan demand from quality borrowers and aggressive competition have hindered the Company’s ability to counteract that contraction. While real estate loans and consumer loans reflect significant declines for the year, the Company experienced growth in agricultural production loans, which increased by $4 million, or 27%, commercial loans, which were up by $1 million, or 1%, and SBA loans, which were up by over $2 million, or 13%.

The $71 million balance of nonperforming assets at December 31, 2011 reflects an increase of almost $5 million, or 7%, relative to year-end 2010, but is still well below the peak balance of $80 million reported at September 30, 2009. Foreclosed assets actually dropped by $5 million during 2011, but there were three large additions to non-accruing loans during the fourth quarter that had a significant impact: A $6.4 million dairy loan, an acquisition and development relationship with $8.2 million in well-secured loans, and a $1.6 million loan on well-located rental properties that are generating cash flows but which we expect to acquire as OREO in the near future. All of the Company’s impaired assets have been reviewed recently, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $36 million in performing restructured troubled debt (TDR’s) as of the end of 2011, an increase of $24 million, or 189%, relative to year-end 2010. The increase is an indication of the efforts undertaken by the Company to work with borrowers in order to ensure their continued ability to service their loans.

The Company’s allowance for loan and lease losses was $17.3 million as of December 31, 2011, representing a decline of 18% for the year due to write-downs on certain impaired real estate loans against the allowance in the fourth quarter. The allowance declined to 2.28% of total loans at December 31, 2011 from 2.62% at December 31, 2010. Despite this drop, management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of December 31, 2011, although no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

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Sierra Bancorp Financial Results

January 23, 2012

Total deposits increased by $34 million, or 3%, during 2011. Non-maturity deposits were up $57 million, or 8%, due in part to aggressive deposit acquisition programs and an intensified focus on business relationships, and included in that increase were increases of $48 million, or 19%, in non-interest bearing demand deposits, and $17 million, or 22%, in savings deposits. Money market deposits, however, show a decline of $80 million, or 51%, while interest-bearing transaction accounts increased by $72 million, or 39%. This shift is due to the fact that the Company introduced a new interest-bearing demand deposit account for businesses in August 2011, which is included in interest-bearing transaction accounts along with NOW account balances. The new account serves the same purpose as the money market deposit sweep program but is more efficient and does not require costly third-party facilitation, hence the Company encouraged the transfer of balances from the money market sweep program into the new account. Customer time deposits declined $38 million, or 10%, due to the non-renewal of time deposits managed by the Company’s Treasury Department, but during 2011 the Company added $15 million in longer-term wholesale-sourced brokered deposits for interest rate risk management purposes, to create a more defensive posture for the eventuality of rising interest rates. Other interest-bearing liabilities increased by $6 million, due mainly to a customer’s transfer of balances from money market deposits into a non-deposit sweep account, but also from a small increase in overnight borrowings from the Federal Home Loan Bank in the normal course of the Company’s cash management activities.

Total capital increased by $9 million, or 6%, during the year, to $169 million at December 31, 2011, and risk-based capital ratios continue to strengthen.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 35th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has 25 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch, with over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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Sierra Bancorp Financial Results

January 23, 2012

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			Year Ended:
(in $000's, unaudited)	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Interest Income	$14,304	$15,360	-6.9%	$58,614	$63,831	-8.2%
Interest Expense	1,367	1,669	-18.1%	5,657	7,649	-26.0%
Net Interest Income	12,937	13,691	-5.5%	52,957	56,182	-5.7%

Provision for Loan & Lease Losses	2,400	3,400	-29.4%	12,000	16,680	-28.1%
Net Int after Provision	10,537	10,291	2.4%	40,957	39,502	3.7%

Service Charges	2,403	2,663	-9.8%	9,543	11,212	-14.9%
Loan Sale Income	46	46	0.0%	139	105	32.4%
Other Non-Interest Income	1,489	245	507.8%	4,674	3,901	19.8%
Gain (Loss) on Investments	290	4	7150.0%	290	2,643	-89.0%
Total Non-Interest Income	4,228	2,958	42.9%	14,646	17,861	-18.0%

Salaries & Benefits	4,909	5,358	-8.4%	20,669	20,869	-1.0%
Occupancy Expense	1,771	1,708	3.7%	6,758	7,040	-4.0%
Other Non-Interest Expenses	6,754	4,852	39.2%	19,832	22,325	-11.2%
Total Non-Interest Expense	13,434	11,918	12.7%	47,259	50,234	-5.9%

Income Before Taxes	1,331	1,331	0.0%	8,344	7,129	17.0%
Provision for Income Taxes	(210)	(261)	-19.5%	564	(234)	-341.0%
Net Income	$1,541	$1,592	-3.2%	$7,780	$7,363	5.7%

TAX DATA
Tax-Exempt Muni Income	$681	$696	-2.2%	$2,834	$2,709	4.6%
Tax-Exempt BOLI Income	$501	$474	5.7%	$934	$1,382	-32.4%
Interest Income - Fully Tax Equiv	$14,671	$15,735	-6.8%	$60,140	$65,290	-7.9%

NET CHARGE-OFFS (RECOVERIES)	$5,609	$2,096	167.6%	$15,855	$19,257	-17.7%

PER SHARE DATA	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Basic Earnings per Share	$0.11	$0.12	-8.3%	$0.55	$0.61	-9.8%
Diluted Earnings per Share	$0.11	$0.12	-8.3%	$0.55	$0.60	-8.3%
Common Dividends	$0.06	$0.06	0.0%	$0.24	$0.24	0.0%

Wtd. Avg. Shares Outstanding	14,099,238	13,496,092		14,036,667	12,109,717
Wtd. Avg. Diluted Shares	14,112,310	13,571,090		14,085,201	12,192,345

Book Value per Basic Share (EOP)	$11.95	$11.42	4.6%	$11.95	$11.42	4.6%
Tangible Book Value per Share (EOP)	$11.56	$11.02	4.9%	$11.56	$11.02	4.9%

Common Shares Outstanding (EOP)	14,101,609	13,976,741		14,101,609	13,976,741

KEY FINANCIAL RATIOS	3-Month Period Ended:		Year Ended:
(unaudited)	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Return on Average Equity	3.67%	4.08%	4.73%	5.16%
Return on Average Assets	0.46%	0.48%	0.59%	0.56%
Net Interest Margin (Tax-Equiv.)	4.43%	4.82%	4.59%	4.90%
Efficiency Ratio (Tax-Equiv.)	77.07%	68.97%	67.67%	66.64%
Net C/O's to Avg Loans (not annualized)	0.75%	0.26%	2.06%	2.26%

AVERAGE BALANCES	3-Month Period Ended:			Year Ended:
(in $000's, unaudited)	12/31/2011	12/31/2010	% Change	12/31/2011	12/31/2010	% Change
Average Assets	$1,333,446	$1,306,959	2.0%	$1,329,550	$1,319,151	0.8%
Average Interest-Earning Assets	$1,192,017	$1,157,190	3.0%	$1,188,082	$1,175,615	1.1%
Average Loans & Leases	$752,822	$817,765	-7.9%	$767,901	$851,292	-9.8%
Average Deposits	$1,082,196	$1,073,321	0.8%	$1,094,358	$1,096,464	-0.2%
Average Equity	$166,596	$154,832	7.6%	$164,508	$142,754	15.2%

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Sierra Bancorp Financial Results

January 23, 2012

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	12/31/2011	12/31/2010	$ Change	% Change
ASSETS
Cash and Due from Banks	$63,036	$42,435	$20,601	48.5%
Securities and Fed Funds Sold	406,471	331,940	74,531	22.5%

Agricultural	17,078	13,457	3,621	26.9%
Commercial & Industrial	106,151	105,002	1,149	1.1%
Real Estate	578,586	622,880	(44,294)	-7.1%
SBA Loans	21,006	18,616	2,390	12.8%
Consumer Loans	36,124	45,585	(9,461)	-20.8%
Gross Loans & Leases	758,945	805,540	(46,595)	-5.8%
Deferred Loan Fees	621	113	508	449.6%
Loans & Leases Net of Deferred Fees	759,566	805,653	(46,087)	-5.7%
Allowance for Loan & Lease Losses	(17,283)	(21,138)	3,855	-18.2%
Net Loans & Leases	742,283	784,515	(42,232)	-5.4%

Bank Premises & Equipment	20,721	20,190	531	2.6%
Other Assets	102,894	107,491	(4,597)	-4.3%
Total Assets	$1,335,405	$1,286,571	$48,834	3.8%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$300,045	$251,908	$48,137	19.1%
Int-Bearing Transaction Accounts	255,932	184,360	71,572	38.8%
Savings Deposits	91,376	74,682	16,694	22.4%
Money Market Deposits	76,396	156,170	(79,774)	-51.1%
Customer Time Deposits	347,519	385,154	(37,635)	-9.8%
Wholesale Brokered Deposits	15,000	-	15,000
Total Deposits	1,086,268	1,052,274	33,994	3.2%

Junior Subordinated Debentures	30,928	30,928	-	0.0%
Other Interest-Bearing Liabilities	35,157	29,650	5,507	18.6%
Total Deposits & Interest-Bearing Liab.	1,152,353	1,112,852	39,501	3.5%

Other Liabilities	14,488	14,122	366	2.6%
Total Capital	168,564	159,597	8,967	5.6%
Total Liabilities & Capital	$1,335,405	$1,286,571	$48,834	3.8%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	12/31/2011	12/31/2010	$ Change	% Change
Non-Accruing Loans	$56,110	$45,954	$10,156	22.1%
Foreclosed Assets	15,364	20,691	(5,327)	-25.7%
Total Non-Performing Assets	$71,474	$66,645	$4,829	7.2%

Performing TDR's (not incl. in NPA's)	$36,058	$12,465	$23,593	189.3%

Non-Perf Loans to Total Loans	7.39%	5.70%
NPA's to Loans plus Foreclosed Assets	9.23%	8.07%
Allowance for Ln Losses to Loans	2.28%	2.62%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	12/31/2011	12/31/2010
Shareholders Equity / Total Assets	12.6%	12.4%
Loans / Deposits	69.9%	76.6%
Non-Interest Bearing Dep. / Total Dep	27.6%	23.9%

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